Exhibit 99.1

For Further Information:

Heather Wietzel

616-233-0500

InvestorRelations@PeakResorts.com

Peak Resorts Reports Results for First-Quarter FY2016

Roadmap Remains on Track with Interim Results as Expected

Wildwood, Missouri, September 10, 2015 – Peak Resorts, Inc. (NASDAQ:SKIS), a leading ,owner and operator of high-quality, individually branded ski resorts in the U.S., today reported results for the first quarter of its 2016 fiscal year, which ended July 31, 2015.

Highlights include:

•	Net loss was $7.1 million compared to $8.2 million in last year’s first quarter, largely due to lower interest expense.
•	Reported EBITDA* for the first quarter was a loss of $6.5 million, level with last year’s first quarter and in line with management’s expectations.
•	Mount Snow EB-5 project reached targeted $52 million subscription level in August and construction continues at site.
•	Columbus Day Weekend is next deadline for 2015/2016 season pass sales; management anticipates continued strong demand for season pass products.

Timothy D. Boyd, president and chief executive officer, commented, “The summer months are when we plan and prepare for the next ski season. This summer has been no different, with activity on many fronts. Most significant has been the continued progress at Mount Snow.

“As we announced in late August, we have received investor commitments to fully subscribe the $52 million EB-5 capital raise for Mount Snow with $50.8 million in escrow as of September 4, 2015. In addition, the construction work that began this summer on the West Lake project component is proceeding well. Further, we continue to expect approval of the first I-526 Petition in the near future, which will allow the release of the funds in escrow.”

Boyd added, “Earlier this summer, we also created a new Sales and Marketing group for our Northeast Resorts. This group will allow us to leverage our multiple resort presence, which we believe will increase our overall sales in the region. Across the resort portfolio, we continue to work to make certain the ski experience remains top quality, with maintenance capital expenditures in fiscal 2016 expected to be in the range of $5 million to $6 million (exclusive of the West Lake project), about $1.4 million of which was spent in the first quarter. Our resort teams are making certain everything remains in tip top shape following our $59.5 million in infrastructure investments in recent years, in particular in new snowmaking technology.

“Overall, we are excited to be implementing our roadmap for growth, which calls for a mix of organic growth, resort development and acquisitions. We continue to evaluate potential value-add acquisitions."

* See below for Definitions of Non-GAAP Measures

Peak Resorts, Inc.

(dollars in thousands except per share data)	Three months ended July 31,
	2015	2014

Revenues	$5,432	$5,596
Loss from operations	$(8,963)	$(9,076)
Net Loss	$(7,079)	$(8,160)
Loss per share (basic and diluted)	$(0.51)	$(2.05)
Weighted average shares outstanding	13,982	3,982
Reported EBITDA	$(6,515)	$(6,445)

Three -Month Resort Operating Results

Stephen J. Mueller, Peak Resorts’ chief financial officer, noted, “Total revenue and resort operating expenses both declined slightly in the first quarter. Through July 31, higher revenue from the zipline rider attraction at the Attitash resort did not offset lower food and beverage revenue related to the termination of a restaurant lease at our Big Boulder resort in March 2015.

“The zipline at Attitash is proving to be a popular attraction. We expect it to continue to attract visitors through the fall as it gives riders a great view of the Mount Washington Valley from high above the tree canopy.  We expect a strong contribution from the zipline to our second-quarter revenue.”

(dollars in thousands)	Three months ended July 31,
	2015	2014

Revenues
Food and beverage	$1,322	$1,712
Hotel/lodging	$1,460	$1,323
Retail	$159	$160
Other	$2,491	$2,401
Total	$5,432	$5,596

(dollars in thousands)	Three months ended July 31,
	2015	2014

Resort operating expenses
Labor and labor related expenses	$6,231	$6,259
Retail and food and beverage cost of sales	$516	$634
Power and utilities	$583	$691
Other	$2,877	$2,862
Total	$10,207	$10,446

Financial Position Supports Strategy

Mueller noted, “The strength of our balance sheet at year end has allowed us to continue to implement our strategic plan during the summer months when our cash receipts are typically lower. At July 31, 2015, we had $11.0 million of cash and cash equivalents, compared to $16.8 million at April 30, 2015, reflecting

Peak Resorts, Inc.

normal operating cash flow, the investment we are making at Mount Snow in advance of the release of the EB-5 funds held in escrow, as well as dividend and interest payments totaling $4.7 million.”

Richard K. Deutsch, vice president, business and real estate development, added, “As previously announced, we have moved ahead with the development plan at our Mount Snow ski resort, breaking ground in May 2015 for Phase 1 – the West Lake project. The West Lake project continues in full swing, with over 10 miles of pipe installed so far this construction season. The excavation of the physical West Lake is now 60% complete. As we have reported, we are very pleased with the interest in and success of our EB-5 program, which will finance this work. When we closed the program in August, we had investor commitments to provide all of the funding and we now have in escrow $50.8 million of the $52 million raised.”

Quarterly Investor Call and Webcast

Peak Resorts will hold its first-quarter investor conference call/webcast on Thursday, September 10, at 9 a.m. EDT.

The call/webcast will be available via:

Webcast:ir.peakresorts.com on the Events page

Conference Call:877-292-0959 (domestic) or 412-542-4158 (international)

A replay will be available on the Peak Resorts investor relations website (ir.peakresorts.com) after the call concludes.

Peak Resorts, Inc.

Definitions of Non-GAAP Measures

Reported EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”). The company defines Reported EBITDA as net income before interest, income taxes, depreciation and amortization, gain on sale/leaseback, investment income, other income or expense and other non-recurring items. The following table includes a reconciliation of Reported EBITDA to net loss:

(dollars in thousands)	Three months ended July 31,
	2015	2014
Net loss	$(7,079)	$(8,160)
Income tax benefit	$(4,520)	$(5,171)
Interest expense, net	$2,721	$4,342
Depreciation and amortization	$2,448	$2,306
Investment income	$(2)	$(4)
Gain on sale/leaseback	$(83)	$(83)
Non-routine legal and settlement of lawsuit	$-	$325
Reported EBITDA	$(6,515)	$(6,445)

We have chosen to specifically include Reported EBITDA as a measurement of our results of operations because we consider this measurement to be a significant indication of our financial performance and available capital resources. Because of large depreciation and other charges relating to our ski resorts, it is difficult for management to fully and accurately evaluate our financial results and available capital resources using net income. Management believes that by providing investors with Reported EBITDA, investors will have a clearer understanding of our financial performance and cash flow because Reported EBITDA: (i) is widely used in the ski industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary by company primarily based upon the structure or existence of their financing; (ii) helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating structure; and (iii) is used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for planning.

Items excluded from Reported EBITDA are significant components in understanding and assessing financial performance or liquidity. Reported EBITDA should not be considered in isolation or as alternative to, or substitute for, net income, net change in cash and cash equivalents or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Reported EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Reported EBITDA as presented may not be comparable to other similarly titled measures of other companies.

About Peak Resorts

Headquartered in Missouri, Peak Resorts (NASDAQ:SKIS) is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company currently operates 13 ski resorts primarily located in the Northeast and Midwest, 12 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company’s umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended April 30, 2015, filed with the Securities and Exchange Commission (the “SEC”), and as updated from time to time in the company’s filings with the SEC.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Peak Resorts, Inc.

Consolidated Income Statements

	(Unaudited)
	Three months ended July 31,
	2015	2014

Revenues	$5,432	$5,596
Costs and Expenses
Resort operating expenses	10,207	10,446
Depreciation and amortization	2,448	2,306
General and administrative expenses	936	1,086
Land and building rent	338	357
Real estate and other taxes	466	477
	14,395	14,672

Loss from Operations	(8,963)	(9,076)

Other Income (expense)
Interest, net of interest capitalized of $91 and $129 in 2015 and 2014, respectively	(2,721)	(4,342)
Gain on sale/leaseback	83	83
Investment income	2	4
	(2,636)	(4,255)

Loss before income tax benefit	(11,599)	(13,331)
Income tax benefit	(4,520)	(5,171)
Net Loss	$(7,079)	$(8,160)

Basic and diluted loss per share	$(0.51)	$(2.05)

Cash dividends declared per common share	$0.1375	$-

Peak Resorts, Inc.

Consolidated Balance Sheets

	(Unaudited)
	July 31,	April 30,
	2015	2015
Assets
Current assets
Cash and cash equivalents	$10,982	$16,849
Restricted cash balances	43,332	37,519
Income tax receivable	4,520	-
Accounts receivable	663	1,639
Inventory	1,715	1,583
Deferred income taxes	970	970
Prepaid expenses and deposits	1,956	1,930
	64,138	60,490
Property and equipment-net	146,185	143,944
Land held for development	35,780	35,780
Other assets	1,335	1,326
	$247,438	$241,540
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$9,210	$8,218
Accrued salaries, wages and related taxes and benefits	740	927
Unearned revenue	10,660	8,606
EB-5 investor funds in escrow	38,553	30,002
Current portion of deferred gain on sale/leaseback	333	333
Current portion of long-term debt and capitalized lease obligation	1,834	999
	61,330	49,085
Long-term debt	97,404	97,569
Capitalized lease obligation	4,405	1,494
Deferred gain on sale/leaseback	3,428	3,511
Deferred income taxes	8,831	8,831
Other liabilities	603	612
Commitments and contingencies
Stockholders' Equity
Common stock, $.01 par value, 20,000,000 shares authorized, 13,982,400 and 3,982,400 shares issued	140	140
Additional paid-in capital	82,538	82,538
Accumulated Deficit	(11,241)	(2,240)
	71,437	80,438
	$247,438	$241,540